Exhibit 4.7

SHARE SALE AGREEMENT

between

CALEDONIA MINING CORPORATION PLC

and

CALEDONIA MINING SOUTH AFRICA PROPRIETARY LIMITED

(previously known as Greenstone Management Services Proprietary Limited)

and

FINTONA INVESTMENTS PROPRIETARY LIMITED

and

SH MINERAL INVESTMENTS PROPRIETARY LIMITED

CONTENTS

1. DEFINITIONS AND INTERPRETATION	2
2. SALE AND PURCHASE	9
3. PURCHASE PRICE	9
4. PAYMENT	10
5. COMPLETION	10
6. CALEDONIA’S EXCHANGE CONTROL OBLIGATIONS	13
7. VOETSTOOTS	13
8. WARRANTIES	13
9. ENVIRONMENTAL REHABILITATION UNDERTAKINGS	14
10. ENVIRONMENTAL INDEMNITY	15
11. INDIVISIBILITY	15
12. BREACH	15
13. DISPUTE RESOLUTION	16
14. ANNOUNCEMENTS AND CONFIDENTIALITY	17
15. GENERAL	17
16. ADDRESSES FOR LEGAL PROCESSES AND NOTICES	20
17. COSTS	21
ANNEXURE 1 Form of Cession of shares	23
ANNEXURE 2 Form of Cession of Claim(s)	24

PARTIES:

This Agreement is made between:

(1)	Caledonia Mining Corporation PLC, a company registered in accordance with the laws of Jersey, Channel Islands, under registration number 120924 (Caledonia);

(2)	Caledonia Mining South Africa Proprietary Limited, a company registered in accordance with the laws of South Africa, under registration number 1993/000530/07, and which was previously known as Greenstone Management Services Proprietary Limited (CMSA);

(3)	Fintona Investments Proprietary Limited, a company registered in accordance with the laws of South Africa, under registration number 1994/007536/07 (Fintona); and

(4)	SH Mineral Investments Proprietary Limited, a company registered in accordance with the laws of South Africa under registration number 2013/070478/07 (Purchaser).

WHEREAS

A.	Caledonia and CMSA, together, own 100% (one hundred per cent) of the Company’s issued share capital.

B.	Each Seller wishes to sell its entire Equity Interest in the Company to the Purchaser and the Purchaser desires to purchase each Seller’s Equity Interest in the Company.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Agreement and the preamble above, unless the context requires otherwise:

1.1.1	Agreement means this share sale agreement and includes its annexures which shall form part of it;

1.1.2	Business Day means any day other than a Saturday, Sunday or statutory holiday in the Republic of South Africa or Jersey (Channel Islands);

1.1.3	Caledonia Claims means all of Caledonia’s Shareholder Claims which it is selling to the Purchaser in terms of this Agreement;

1.1.4	Caledonia’s Equity Interest means the Caledonia Shares and the Caledonia Claims;

1.1.5	Caledonia Shares means Caledonia’s 14,847,473 (fourteen million eight hundred and forty seven thousand four hundred and seventy three) Shares, which it is selling to the Purchaser in terms of this Agreement;

1.1.6	Claims, in relation to, respectively, each of Caledonia and Fintona, means all its claims against the Company, at the Completion Date;

1.1.7	CMSA Shares means CMSA’s 36,365 (thirty six thousand three hundred and sixty five) Shares which it is selling to the Purchaser in terms of this Agreement;

1.1.8	Companies Act means the Companies Act, No 71 of 2008;

1.1.9	Company means Eersteling Gold Mining Company Limited, a company registered in accordance with the laws of South Africa under registration number 1987/001814/06;

1.1.10	Completion Date means the 5th (fifth) Business Day after the Signature Date, on which date all the matters to be completed at the completion meeting to be held in terms of clause 5 below are duly completed in accordance with the requirements of that clause;

1.1.11	Conversion Application means the application submitted by the Company to the DMR in terms of the MPRDA in or during April 2009 under form DME 314, receipted by the DMR on 30 April 2009 (SAMREC No 711, DRM Ref No. 30/5/2/2/9154MR), for conversion of the Company’s old order mining rights, Mining Licence MR 04/2003 and Mining Licence MR 07/2003, each for gold and silver, which Conversion Application remains pending as at the Signature Date;

1.1.12	DMR means the Department of Mineral Resources;

1.1.13	Eersteling Mine means the gold mine owned by the Company situated on the Farms Vrischgewaard 33 KS, Eersteling 17 KS; Remaining Extent of Potion 2, Portion 20 of the Farm Zandrivier 742 LS, Portion of Portion 3 and the Remaining Extent of the Farm Roodepoort 744 LSJ, situated in Polokwane Magisterial District, Limpopo Province, all as more fully described and set out in the Conversion Application;

1.1.14	Environmental Claims means any claims, direct or indirect, by any party including but not limited to any Governmental Authority, arising from or relating to:

1.1.14.1	the Company being the holder of the unconverted mining right which is the subject of a pending conversion application and/or the EMP in relation to Eersteling Mine;

1.1.14.2	the Company’s conduct of operations (at any time on or prior to the Completion Date) at Eersteling Mine (including for the avoidance of doubt, all processing, rehabilitation and non-processing activities);

1.1.14.3	any acts or omissions of the Company as the holder of or arising out of any mining rights previously held by the Company in relation to Eersteling Mine; and

1.1.14.4	any environmental damage, pollution or ecological degradation resulting directly or indirectly from the Company's mining, prospecting, processing or non-mining activities in relation to Eersteling Mine (at any time on or prior to the Completion Date), and all activities incidental thereto, where the cause of action for any such claim arises (whether the claim itself is brought before, on or after the Completion Date) under any applicable law (including the MPRDA, Environmental Laws and/or the common law generally or any statute) or contract and where so ever the damage or loss giving rise to such cause of action has occurred;

1.1.15	EMP means the environmental management programme (reference number 6/2/2/68) of the Company that forms part of Eersteling Mine prior to any amendment thereto pursuant to the terms of this Agreement, insofar as it is applicable to Eersteling Mine;

1.1.16	Environmental Laws means any and all legislation (whether civil, criminal or administrative), treaties, statutory instruments, directives, by-laws, judgments, regulations, notices, orders, government circulars, codes of practice and guidance notes or decisions of any competent regulatory body or common law relating to degradation, pollution or protection of the environment which is capable of enforcement by legal process in South Africa;

1.1.17	Equity Interest in relation to each Seller, means the Shares and Shareholder Claims which it holds in the Company;

1.1.18	Exchange Control means the Financial Surveillance Department of the South African Reserve Bank responsible for the administration of exchange control on behalf of the Minister of Finance or an officer of the National Treasury who, by virtue of the division of work in the National Treasury, deals with the matter on the authority of the Minister of Finance;

1.1.19	Exchange Control Regulations means the Exchange Control Regulations, 1961, as amended (including any applicable directive and rulings of Exchange Control and the National Treasury);

1.1.20	Fintona Claims means all of Fintona’s Claims which it is selling to the Purchaser in terms of this Agreement;

1.1.21	Greenstone Rehabilitation Trust means the trust established to provide for the Company’s Rehabilitation Liabilities and registered in accordance with the Laws of the Republic of South Africa under Master Reference number IT994/96;

1.1.22	Health and Safety Claims means any claims arising from or relating to the conduct of operations in relation to the Mine Operations, where the cause of action for such claims arises from any Health and Safety Laws (including the common law or statute);

1.1.23	Health and Safety Laws all applicable health and safety legislation, statutes, ordinances, by-laws and regulations, including the Mine Health and Safety Act, No. 29 of 1996 (as amended) and the Occupational Health and Safety Act, No. 85 of 1993 (as amended);

1.1.24	Indebtedness means any indebtedness for or in respect of:

1.1.24.1	moneys borrowed by the Company from third parties plus any interest, fees or costs in respect of such indebtedness; and/or

1.1.24.2	any income tax, withholding tax, capital gains tax, duty, levy or other tax of whatever nature and however arising owing or payable (whether provisionally, contingently or otherwise and whether or not due) to any national, provincial, district or local municipal authority in South Africa;

1.1.25	MPRDA means the Mineral and Petroleum Resources Development Act, No. 28 of 2002 (as amended);

1.1.26	National Treasury means, in relation to any matter contemplated in the Exchange Control Regulations, the National Treasury of South Africa;

1.1.27	Parties means Caledonia, CMSA, Fintona and the Purchaser, as the parties to this Agreement, and Party means any one of them as the context may require;

1.1.28	Reference Exchange Rate shall mean the ZAR to US$ exchange rate, or the US$ to ZAR exchange rate, as the case may be, as published by ABSA Bank Limited on the Signature Date;

1.1.29	Rehabilitation Liabilities means the existing environmental liabilities of the Company pertaining to its mining operations in terms of its old order mining right and over the area covered by Eersteling Mine’s EMP;

1.1.30	Sellers means Caledonia, CMSA and Fintona;

1.1.31	Shareholder Claims in relation to each Seller, means all the Seller’s claims against the Company, at the Completion Date;

1.1.32	Shares means the Company’s issued 14,883,838 (fourteen million eight hundred and eighty three thousand eight hundred and thirty eight) ordinary par value shares of ZAR 0.01 each no par value shares;

1.1.33	Signature Date means the last date on which this Agreement is signed by the Parties;

1.1.34	Taxes include all present and future taxes, charges, imposts, duties, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the forgoing, by whomsoever and whenever imposed, levied, collected, withheld or assessed, together with any penalties, additions, fines, surcharges or interest relating thereto, and Taxation shall be construed accordingly;

1.1.35	US$ means United States Dollars, being the legal currency of the United States of America; and

1.1.36	ZAR means South African Rands, being the legal currency of the Republic of South Africa.

1.2	Interpretation

1.2.1	Unless expressly provided to the contrary or inconsistent with the context, a reference in this Agreement to:

1.2.1.1	this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or that other agreement, document or instrument as amended, varied, novated or substituted from time to time;

1.2.1.2	a clause, sub-clause or Annexure is to a clause, sub-clause or annexure to this Agreement;

1.2.1.3	a person includes any natural person, firm, company, corporation, body corporate, juristic person, unincorporated association, government, state or agency of a state or any association, trust, partnership, syndicate, consortium, joint venture, charity or other entity (whether or not having separate legal personality);

1.2.1.4	any one gender, whether masculine, feminine or neuter, includes the other two;

1.2.1.5	the singular includes the plural and vice versa;

1.2.1.6	a word or expression given a particular meaning includes cognate words or expressions;

1.2.1.7	any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day is a day that is not a Business Day, the next Business Day;

1.2.1.8	a statutory provision includes any subordinate legislation made from time to time under that provision and a reference to a statutory provision includes that provision as from time to time modified or re-enacted as far as such modification or re-enactment applies, or is capable of applying, to this Agreement or any transaction entered into in accordance with this Agreement;

1.2.1.9	the words including, include or in particular followed by specific examples shall be construed by way of example or emphasis only and shall not be construed, nor shall it take effect, as limiting the generality of any preceding words, and the eiusdem generis rule is not to be applied in the interpretation of such specific examples or general words;

1.2.1.10	the words other or otherwise shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.2.2	All the headings and sub-headings in this Agreement are for convenience and reference only and shall be ignored for the purposes of interpreting it.

1.2.3	A term defined in a particular clause or Annexure in this Agreement, unless it is clear from the clause or Annexure in question that application of the term is to be limited to the relevant clause or Annexure bears the meaning ascribed to it for all purposes of in this Agreement, notwithstanding that that term has not been defined in clause 1.1 and, where there is any inconsistency between any term defined in clause 1.1 and any term defined in any clause or Annexure in this Agreement, then, for the purposes of construing such clause or Annexure the term as defined in such clause or Annexure prevails.

1.2.4	No rule of construction may be applied to the disadvantage of a Party because that Party was responsible for or participated in the preparation of this Agreement or any part of it.

1.2.5	If a definition confers substantive rights or imposes substantive obligations on a Party, such rights and obligations shall be given effect to and are enforceable as substantive provisions of this Agreement, notwithstanding that they are contained in that definition.

1.2.6	Words and expressions defined in the Companies Act which are not defined in this Agreement, shall bear the same meanings in this Agreement as those ascribed to them in the Companies Act.

2.	SALE AND PURCHASE

2.1	Caledonia agrees to sell to the Purchaser, and the Purchaser agrees to purchase from Caledonia, upon and subject to the terms and conditions of this Agreement and as one indivisible transaction, on and with effect from the Completion Date:

2.1.1	the Caledonia Shares, which represent 99.76% (ninety nine comma nine seven six per cent) of the Company’s issued Shares and constitute Caledonia’s entire shareholding in the Company; and

2.1.2	the Caledonia Claims.

2.2	CMSA agrees to sell to the Purchaser, and the Purchaser agrees to purchase from CMSA, upon and subject to the terms and conditions of this Agreement and as one indivisible transaction, on and with effect from the Completion Date, the CMSA Shares, which represent 0.24% (zero comma two four per cent) of the Company’s issued Shares and constitute CMSA’s entire shareholding in the Company.

2.3	Fintona agrees to sell to the Purchaser, and the Purchaser agrees to purchase from Fintona, upon and subject to the terms and conditions of this Agreement as one indivisible transaction the Fintona Claims, on and with effect from the Completion Date.

2.4	Risk in and the benefit of Caledonia’s Equity Interest, the CMSA Shares and the Fintona Claims will pass to the Purchaser with effect from the Completion Date upon completion of all the matters to be completed under clause 5 below.

2.5	Ownership of Caledonia’s Equity Interest, the CMSA Shares and the Fintona Claims will pass to the Purchaser with effect from the Completion Date upon completion of all the matters to be completed under clause 5 below.

3.	PURCHASE PRICE

3.1	The purchase price payable by the Purchaser for Caledonia’s Equity Interest to Caledonia as a whole is US$ 2,999,976.54 (two million nine hundred and ninety nine thousand nine hundred and seventy six United States Dollars and fifty four cents) in aggregate, of which –

3.1.1	an amount equal to US$ 2,990,397.52 (two million nine hundred and ninety thousand three hundred and ninety seven United States Dollars and fifty two cents) shall be allocated as the purchase price of the Caledonia Claims; and

3.1.2	the remaining balance of US$ 9,579.02 (nine thousand five hundred and seventy nine United States Dollars and two cents) shall be allocated as the purchase price of the Caledonia Shares.

3.2	The purchase price payable by the Purchaser to CMSA for the CMSA Shares is the ZAR equivalent of the amount of US$ 23.46 (twenty three United States Dollars and forty six cents) (calculated in accordance with the Reference Exchange Rate).

3.3	The purchase price payable by the Purchaser to Fintona for the Fintona Claims is ZAR 1.00 (one Rand).

4.	PAYMENT

The purchase price payable by the Purchaser to Caledonia for the Caledonia Equity Interest, to CMSA for the CMSA Shares, and to Fintona for the Fintona Claims shall be payable to Caledonia, CMSA and Fintona respectively, on the Signature Date, in accordance with the following provisions:-

4.1	the Purchaser shall pay to Caledonia the sum of US$ 2,999,976.54 (two million nine hundred and ninety nine thousand nine hundred and seventy six United States Dollars and fifty four cents) by telegraphic transfer in same day funds to a bank account in Jersey, Channel Islands, which shall be designated by Caledonia by written notice given to the Purchaser on the Signature Date;

4.2	the Purchaser shall pay to CMSA the ZAR equivalent of the amount of US$ 23.46 (twenty three United States Dollars and forty six cents) (calculated in accordance with the Reference Exchange Rate) by telegraphic transfer in same day funds to a bank account in ABSA Bank, South Africa, which shall be designated by CMSA by written notice given to the Purchaser on the Signature Date; and

4.3	the Purchaser shall pay to Fintona the sum of ZAR 1.00 in cash.

5.	COMPLETION

The following matters shall be completed by the Parties at a completion meeting to be held at 11h00 on the Completion Date at the Sandton offices of Bowman Gilfillan Inc. or at such other place as the Parties may agree in writing, pursuant to the receipt by the Sellers of the purchase prices in respect of the Caledonia Equity Interest and the CMSA Shares respectively, following payment thereof by the Purchaser in accordance with the provisions of clause 4.

5.1	Caledonia shall deliver to the Purchaser:

5.1.1	a written cession for the transfer of ownership of the Caledonia Shares to the Purchaser in the form attached hereto as Annexure 1;

5.1.2	the certificate(s) for the Caledonia Shares;

5.1.3	a written cession of the Caledonia Claims in the form attached hereto as Annexure 2; and

5.1.4	a copy of the written resignation with effect from the Completion Date of each of Trevor Pearton, Steven Curtis and John Mark Learmonth as directors of the Company including an unconditional acknowledgement by the director concerned, and to the Purchaser’s reasonable satisfaction, that he has no claim against the Company for any remuneration or compensation arising out of his resignation, together with a current-dated colour copy of each such persons’ current identity document and/or passport, certified as a true copy; and

5.1.5	all of the books, documents, records and other assets (including in particular but not limited to all statutory books, documents and files and any and all information, documents, records, samples, plans, borehole logs and other geological, geophysical and/or geostatistical information, including the original Conversion Application and related documents), in its possession or under its control; alternatively place the Purchaser in possession and control thereof wherever situated.

5.2	CMSA shall deliver to the Purchaser:

5.2.1	a written cession for the transfer of ownership of the CMSA Shares to the Purchaser in the form attached hereto as Annexure 1;

5.2.2	the certificate(s) for the CMSA Shares.

5.3	Fintona shall deliver to the Purchaser a written cession of the Fintona Claims in the form attached hereto as Annexure 2.

5.4	The Sellers shall deliver to the Purchaser copies of the following resolutions passed by the Company’s board of directors, which may be expressed as being subject to the receipt by the Sellers of the purchase prices in respect of the Equity Interests of the Sellers, and which shall be certified by a duly authorised officer of the Company as having been duly passed and as being true copies of the resolutions so passed:

5.4.1	a resolution approving the registration of the transfer from Caledonia to the Purchaser or its nominee for registration of the Caledonia Shares, in accordance with the written cession delivered to the Purchaser in terms of clause 5.1.1 above;

5.4.2	a resolution approving the registration of the transfer from CMSA to the Purchaser or its nominee for registration of the CMSA Shares, in accordance with the written cession delivered to the Purchaser in terms of clause 5.2.1 above;

5.4.3	a resolution approving the registration in the Company’s securities register of the Purchaser or its nominee as the holder of the Caledonia Shares in accordance with the approval given in terms of clause 5.4.1 above;

5.4.4	a resolution approving the registration in the Company’s securities register of the Purchaser or its nominee as the holder of the CMSA Shares in accordance with the approval given in terms of clause 5.4.2 above;

5.4.5	a resolution approving the issue of appropriate new share certificates to the Purchaser or its nominee for the shares registered in its name or its nominee’s name (as the case may be) in accordance with the provisions of clauses 5.4.3 and 5.4.4 above;

5.4.6	a resolution approving the appointment with effect from the Completion Date to the Company’s board of directors of all the persons nominated by the Purchaser as its nominees for the board, as notified to the Sellers on the Signature Date, and accepting the resignations of the directors referred to in clause 5.1.4;

5.4.7	a resolution approving the cession of the Caledonia Claims to the Purchaser or its nominee; and

5.4.8	a resolution approving the cession of the Fintona Claims to the Purchaser or its nominee.

5.5	Notwithstanding anything to the contrary anywhere else in this Agreement the Parties agree that all the matters to be completed pursuant to this clause 5 shall be deemed to have been completed simultaneously, and that none of them shall be deemed to have been completed unless all of them have been completed.

6.	CALEDONIA’S EXCHANGE CONTROL OBLIGATIONS

Following the conclusion of the matters referred to in clause 5, the Purchaser shall authorise Caledonia to procure that the Company applies, or that Caledonia applies on behalf of the Company to the South African Reserve Bank (or one of its authorised dealers) for any Exchange Control approval required in terms of the Exchange Control Regulations for the cession by Caledonia of the Caledonia Claims (in an amount not less than the portion of the purchase price attributable to the Caledonia Claims) to the Purchaser in terms of this Agreement.

7.	VOETSTOOTS

Subject to the provisions of clause 8, the Caledonia Equity Interest, the CMSA Shares and the Fintona Claims are sold and purchased “voetstoots” without any warranties, undertakings or representations of any nature whatsoever.

8.	WARRANTIES

8.1	Notwithstanding the provisions of clause 6, each Seller warrants to the Purchaser as at the Signature Date and the Completion Date that:

8.1.1	it has requisite power and authority to enter into and perform its obligations under this Agreement;

8.1.2	this Agreement constitutes (or shall constitute when executed) valid, legal and binding obligations on it in terms of this Agreement;

8.1.3	it is the registered and beneficial owner of the Shares and the Claims sold and/or ceded by it in terms of this Agreement, and is entitled and able to give to the Purchaser title to such Shares and Claims;

8.1.4	save for the Caledonia Claims and the Fintona Claims, the Company has no other Indebtedness; and

8.1.5	at the time of its submission, the Conversion Application was valid, complete, accurate and comprehensive in all material respects and, save for the approval of the EMP and the outstanding requirement to comply with applicable black economic empowerment obligations in terms of the MPRDA, none of the Sellers is aware of any reason for it being refused and/or of any fact, matter or circumstance which will or may otherwise prevent or preclude the Conversion Application from being granted to the Company.

8.2	The Purchaser warrants to each of the Sellers that:

8.2.1	it has requisite power and authority to enter into and perform its obligations under this Agreement; and

8.2.2	this Agreement constitutes (or shall constitute when executed) valid, legal and binding obligations on it in terms of this Agreement.

9.	ENVIRONMENTAL REHABILITATION UNDERTAKINGS

9.1	The Purchaser hereby irrevocably and unconditionally undertakes to take all the steps required to progress the pending Conversion Application and not commence with any mining operations until the Company has adequately provided for the Rehabilitation Liabilities to the satisfaction of the DMR.

9.2	The Purchaser shall, as soon as possible, ensure that the Company adequately provides for the Rehabilitation Liabilities to the satisfaction of the DMR.

9.3	The Sellers reserve the right to ask the Purchaser to procure that a back-to-back guarantee for the Rehabilitation Liabilities is issued in favour of Caledonia. The guarantee will be in a form and substance satisfactory to the Sellers and will be cancelled upon providing proof that the DMR is satisfied with the adequacy of the financial provision the Company has made for the Rehabilitation Liabilities

9.4	If the EMP is required to be amended for any reason, the Purchaser undertakes to ensure that the EMP is amended in accordance with the National Environmental Management Act, 1998 so that it incorporates the Rehabilitation Liabilities and makes the necessary changes to the environmental management commitments.

9.5	The Sellers will provide such reasonable assistance that the Purchaser may require in order to transfer the funds in the Greenstone Rehabilitation Trust to the Company’s newly established vehicle (if any) for the financial provision.

10.	ENVIRONMENTAL INDEMNITY

The Purchaser indemnifies each Seller, any of its holding companies and any subsidiary of any such holding companies, any of their subsidiaries and any of such companies' respective shareholders, directors, officers, employees and agents (the Indemnified Parties) against all and any established costs, claims, damages, awards, directives, obligations, liabilities or expenses of whatsoever nature and howsoever and wheresoever arising demonstrably suffered or incurred by any of the Indemnified Parties by virtue of:

10.1.1	any action which the Company is required to take to bring any operation into compliance with the Environmental Laws;

10.1.2	any claim from any third party for the performance or non-performance or improper performance by the Purchaser of any obligation to perform in relation to each Rehabilitation Liability as and when such Rehabilitation Liability becomes due;

10.1.3	any Environmental Claim; and

10.1.4	any Health and Safety Claim.

11.	INDIVISIBILITY

Notwithstanding anything to the contrary anywhere else in this Agreement, it shall be one indivisible agreement and accordingly if any sale and purchase transaction referred to in clause 2 above fails to take effect or is avoided, cancelled or terminated by any Party to it for any reason, or otherwise falls away for any reason, then the other sale and purchase transactions referred to in that clause shall fall away and cease to be of any further force or effect.

12.	BREACH

12.1	Each Seller shall be entitled to cancel this Agreement summarily by written notice to that effect given to the Purchaser if the Purchaser fails to pay on the Completion Date the amount of the purchase price payable by it to the Seller in question in terms of clause 4 and remains in default for 7 (seven) days after receiving written notice from that Seller to remedy the default.

12.2	Should the Purchaser commit any other breach of this Agreement, the Sellers shall not be entitled to cancel it before the Completion Date unless the breach is material and cannot be remedied adequately by the payment of damages and, being such a breach, it is not remedied or is not capable of being remedied by specific performance within a reasonable time after the Purchaser receives written notice to remedy the breach.

12.3	The Purchaser shall be entitled to cancel this Agreement summarily by giving written notice to that effect to the Sellers if any of the Sellers fail to comply with any of their obligations under clause 5 and remain in default for 7 (seven) Business Days after receiving written notice to remedy the default.

12.4	Should any of the Sellers commit any other breach of this Agreement, the Purchaser shall not be entitled to cancel it before the Completion Date unless the breach is material and cannot be remedied adequately by the payment of damages and, being such a breach, it is not remedied or is not capable of being remedied by specific performance within a reasonable time after the Seller in question receives written notice from the Purchaser to remedy the breach.

12.5	Notwithstanding anything to the contrary anywhere else in this Agreement, none of the Parties shall be entitled to cancel this Agreement after the Completion Date, for any breach by any other Party, but shall always be entitled to recover any damages which it would otherwise be entitled to recover.

13.	DISPUTE RESOLUTION

13.1	In the event of any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity thereof then any Party may give written notice to the other Party/ies to initiate the procedure set out below.

13.2	The Parties may agree on the arbitration procedure and on the arbitrator and, the arbitration shall take place in accordance with the UNCITRAL Arbitration Rules in force at the time of the dispute.

13.3	The appointing authority in terms of the UNCITRAL Arbitration Rules shall be the Association of Arbitrators (Southern Africa).

13.4	Unless agreed otherwise the arbitration shall be administered by the Parties.

13.5	The number of arbitrators shall be 1 (one).

13.6	The place of arbitration shall be Sandton, South Africa.

13.7	Nothing in this clause 13 shall preclude any Party from seeking interim and/or urgent relief from a Court of competent jurisdiction and to this end the Parties hereby consent to the jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg.

14.	ANNOUNCEMENTS AND CONFIDENTIALITY

14.1	Subject to clause 14.2, no Party shall make any announcement or statement about this Agreement or its contents without first having obtained the other Parties’ prior written consent to the announcement or statement and to its contents, provided that such consent may not be unreasonably withheld.

14.2	The provisions of clause 14.1 do not apply to any announcement or statement which any of the Parties is obliged to make in terms of the Companies Act or any other law or enactment, or the Listings Requirements of the JSE Ltd or the rules and regulation of any other stock exchange or any other regulator having jurisdiction, provided that the Party in question shall consult with the other Parties before making any such announcement or statement.

14.3	Each Party shall at all times keep in confidence any confidential information of the other Parties that it may acquire for the purposes of or in connection with this Agreement and shall not use or permit the use of such information for any other purpose and shall not disclose such information to any third party.

14.4	The Parties also agree, subject to the provisions of clause 14.2 above, to keep the existence and contents of this Agreement confidential between themselves, and each Party accordingly undertakes to the other Parties not to disclose the existence or any of the contents of this Agreement to any third party, without the prior written consent of the other Parties.

14.5	Each of the Parties shall use reasonable endeavours to procure that its officers, employees and agents observe a corresponding obligation of confidence to that set out in clauses 14.3 and 14.4 above.

15.	GENERAL

15.1	Communications between the Parties

All notices, demands and other oral or written communications given or made by or on behalf of any of the Parties to any other Party shall be in English or accompanied by a certified translation into English.

15.2	Remedies

Subject to the provisions of clause 12 above, no remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, by statute or otherwise. Each remedy is cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, by statute or otherwise. The election of any one or more remedies by any of the Parties does not constitute a waiver by such Party of the right to pursue any other remedy.

15.3	Entire Agreement

15.3.1	This Agreement constitutes the entire agreement between the Parties in regard to its subject matter.

15.3.2	No Party shall have any claim or right of action arising from any undertaking, representation or warranty not included in this Agreement.

15.4	Variations

No agreement to vary, add to or cancel this Agreement shall be of any force or effect unless recorded in writing and signed by or on behalf of all of the Parties.

15.5	No Waiver

15.5.1	A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and is not deemed a waiver of any subsequent breach or default.

15.5.2	A failure to exercise or a delay by a Party in exercising any right or remedy provided under this Agreement or by law does not constitute a waiver of that or any other right or remedy, nor does it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law prevents or restricts the further exercise of that or any other right or remedy.

15.6	Survival of Rights, Duties and Obligations

Termination or expiry of this Agreement for any cause does not release any Party from any liability which at the time of termination or expiry has already accrued to such Party or which thereafter may accrue in respect of any act or omission prior to such termination or expiry.

15.7	Severance

If any provision of this Agreement that is not material to its efficacy as a whole is rendered void, illegal or unenforceable in any respect under any law of any jurisdiction, the validity, legality and enforceability of the remaining provisions are not in any way affected or impaired thereby and the legality, validity and unenforceability of such provision under the law of any other jurisdiction are not in any way affected or impaired.

15.8	Assignment

Save as permitted by the provisions of this Agreement, no Party may cede any of its rights or delegate any of its obligations under this Agreement.

15.9	Counterparts

This Agreement may be signed in any number of counterparts. Each counterpart is an original and all counterparts taken together constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

15.10	Applicable law

This Agreement is governed by and shall be construed in accordance with the laws of South Africa.

15.11	Rights of Third Parties

This is an agreement between the Parties only and no rights are stipulated for the benefit of any third party.

15.12	Set-off

Each Party waives and relinquishes any right of set-off or counterclaim, deduction or retention which it might otherwise have in respect of any payment which it may be obliged to make or procure to be made to another Party pursuant to this Agreement or otherwise.

16.	ADDRESSES FOR LEGAL PROCESSES AND NOTICES

16.1	The Parties choose for the purposes of this Agreement the following addresses, and email addresses:

16.1.1	Caledonia	4th Floor
No. 1 Quadrum Office Park
Constantia Boulevard
Floracliffe
Email address: scurtis@caledoniamining.com
Marked for the attention of Steve Curtis

16.1.2	CMSA	4th Floor
No. 1 Quadrum Office Park
Constantia Boulevard
Email address: scurtis@greenstone.co.za
Marked for the attention of Steve Curtis

16.1.3	Fintona	4th Floor
No. 1 Quadrum Office Park
Constantia Boulevard
Email address: scurtis@greenstone.co.za
Marked for the attention of Steve Curtis

16.1.4	Purchaser	9th Floor Sinosteel Plaza
159 Rivonia Road
Sandton
2196
Email address: adriansinovich@gmail.com
Marked for the attention of Adrian Sinovich

16.2	Any legal process to be served on any of the Parties may be served on it at the address specified for it in clause 16.1 and it chooses that address as its domicilium citandi et executandi for all purposes under this Agreement.

16.3	Any notice or other communication to be given to any of the Parties in terms of this Agreement is valid and effective only if it is given in writing, provided that any notice given by email is regarded for this purpose as having been given in writing.

16.4	A notice to any Party which is sent by registered post in a correctly addressed envelope to the address specified for it in clause 16.1 is deemed to have been received within 7 days from the date it was posted, or which is delivered to the Party by hand at that address is deemed to have been received on the day of delivery, provided it was delivered to a responsible person during ordinary business hours.

16.5	Each notice by email to a Party at the email address specified for it in clause 16.1 is deemed to have been received within 4 hours of transmission if it is transmitted during normal business hours of the receiving Party or within 2 hours of the beginning of the next business day at the destination after it is transmitted, if it is transmitted outside those business hours.

16.6	A notice to any Party which is sent by overnight courier in a correctly addressed envelope to the address specified for it in clause 16.1 is deemed to have been received on the business day following the date it is sent.

16.7	Notwithstanding anything to the contrary in this clause 16, a written notice or other communication actually received by any Party is adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.

16.8	Any Party may by written notice to the other Party change its address or email address for the purposes of clause 16.1 to any other address (other than a post office box number) provided that the change will become effective on the day following receipt of the notice.

16.9	COSTS

16.10	Each Party shall pay its own costs incurred by it to its attorneys and other professional advisers for the preparation and signing of this Agreement and its Annexures.

16.11	The Purchaser -

16.11.1	shall be liable for the securities transfer tax levied in respect of the transfer of the Caledonia Shares and the CMSA Shares under this Agreement; and

16.11.2	undertakes, within 30 (thirty) days of the Completion Date, to inform the Company of the transfer to it of the Caledonia Shares and the CMSA Shares and, if applicable, to reimburse to the Company any securities transfer tax referred to in clause 17.2.1 paid on its behalf by the Company.

SIGNED at _________________ on this the _________ day of _____________2016.

For and on behalf of CALEDONIA MINING CORPORATION PLC ____________________________ Signatory: Capacity: Who warrants his authority hereto

SIGNED at _________________ on this the _________ day of _____________2016.

For and on behalf of CALEDONIA MINING SOUTH AFRICA PROPRIETARY LIMITED ____________________________ Signatory: Capacity: Who warrants his authority hereto

SIGNED at _________________ on this the _________ day of _____________2016.

For and on behalf of FINTONA INVESTMENTS PROPRIETARY LIMITED ____________________________ Signatory: Capacity: Who warrants his authority hereto

SIGNED at _________________ on this the _________ day of _____________2016.

For and on behalf of SH MINERAL INVESTMENTS (PTY) LTD ____________________________ Signatory: Capacity: Who warrants his authority hereto

ANNEXURE 1
Form of Cession of shares

We, ______________________________________________________________, a company duly registered and incorporated in accordance with the laws of _______________with registration number ____________ (the TRANSFEROR)

do hereby transfer all our rights of ownership in:

[insert number] ([insert number in words]) ordinary no par value shares (Share Certificate No: [●])

in _____________________________________________, a company duly registered and incorporated under the laws of South Africa with registration number ____________________

to: _____________________________________________________________, a company duly registered and incorporated under the laws of South Africa with registration number _______________________ (the TRANSFEREE)

SUBJECT to the conditions upon which we hold the shares at the date hereto.

The consideration for the said transfer and cession is $_______ (________________United States Dollars)

SIGNED at __________________________ on __________________________

_____________________________________

For:
Name:
Capacity:

The TRANSFEREE accepts transfer of the said shares on the abovementioned conditions.

SIGNED at __________________________ on __________________________

_____________________________________

For:
Name:
Capacity:

ANNEXURE 2
Form of Cession of Claim(s)

We, ______________________________________________(the CEDENT)

do hereby transfer and cede, with effect from Completion, the __________ Claims,

to: _________________________________________________(the CESSIONARY).

Words and expressions defined in the sale of shares and claims agreement entered into between the Cedent and the Cessionary dated _________ 2016 (“the Agreement”), and not defined in this cession, shall have the same meanings in this cession as those ascribed to them in the Agreement.

SIGNED at                                       on

_____________________________________

For:

Name:

Capacity:

The CESSIONARY hereby accepts the cession of the ____________ Claims as described above on the abovementioned conditions.

SIGNED at                                       on

_____________________________________

For:

Name:

Capacity:

EXECUTION VERSION

AMENDED AND RESTATED SHARE SALE AGREEMENT

between

CALEDONIA MINING CORPORATION PLC

and

CALEDONIA MINING SOUTH AFRICA PROPRIETARY LIMITED

(previously known as Greenstone Management Services Proprietary Limited)

and

FINTONA INVESTMENTS PROPRIETARY LIMITED

and

SH MINERAL INVESTMENTS PROPRIETARY LIMITED

CONTENTS

1. DEFINITIONS AND INTERPRETATION	2
2. Amendment and Restatement	6
3. Suspensive Conditions	6
4. SALE AND PURCHASE	7
5. PURCHASE PRICE	8
6. PAYMENT	8
7. COMPLETION	9
8. CALEDONIA’S EXCHANGE CONTROL OBLIGATIONS	10
9. VOETSTOOTS	11
10. WARRANTIES	11
11. ENVIRONMENTAL REHABILITATION UNDERTAKINGS	11
12. ENVIRONMENTAL INDEMNITY	12
13. INDIVISIBILITY	12
14. BREACH	12
15. DISPUTE RESOLUTION	13
16. ANNOUNCEMENTS AND CONFIDENTIALITY	14
17. GENERAL	14
18. ADDRESSES FOR LEGAL PROCESSES AND NOTICES	16
19. COSTS	17
20. Conversion Application	17
21. Pledge	18
ANNEXURE A FORM OF CESSION OF SHARES	20
ANNEXURE B FORM OF CESSION OF CLAIM(S)	21

- i -

PARTIES:

This Agreement is made between:

(1)        Caledonia Mining Corporation PLC, a company registered in accordance with the laws of Jersey, Channel Islands, under registration number 120924 (Caledonia);

(2)        Caledonia Mining South Africa Proprietary Limited, a company registered in accordance with the laws of South Africa, under registration number 1993/000530/07, and which was previously known as Greenstone Management Services Proprietary Limited (CMSA);

(3)        Fintona Investments Proprietary Limited, a company registered in accordance with the laws of South Africa, under registration number 1994/007536/07 (Fintona); and

(4)        SH Mineral Investments Proprietary Limited, a company registered in accordance with the laws of South Africa under registration number 2013/070478/07 (Purchaser).

WHEREAS

A.	Caledonia and CMSA, together, own 100% (one hundred per cent) of the Company’s issued share capital.

B.	Each Seller wishes to sell its entire Equity Interest in the Company to the Purchaser and the Purchaser desires to purchase each Seller’s Equity Interest in the Company.

C.	The Parties entered into the Sale Agreement and have now agreed to amend and restate the Sale Agreement as set out herein, with effect from the Fulfilment Date.

IT IS AGREED AS FOLLOWS:

1.          DEFINITIONS AND INTERPRETATION

1.1              Definitions

For the purposes of this Agreement and the preamble above, unless the context requires otherwise:

1.1.1                 Agreement means this restated and amended share sale agreement and includes its annexures which shall form part of it;

1.1.2                 Asset Sale Agreement means the asset sale agreement entered or to be entered into between the Company and the Purchaser, in terms of which the Purchaser will purchase rock dumps from the Company;

1.1.3                 Business Day means any day other than a Saturday, Sunday or statutory holiday in the Republic of South Africa or Jersey (Channel Islands);

1.1.4                 Caledonia Claims means all of Caledonia’s Shareholder Claims which it is selling to the Purchaser in terms of this Agreement;

1.1.5                 Caledonia’s Equity Interest means the Caledonia Shares and the Caledonia Claims;

1.1.6                 Caledonia ZAR Component means an amount equal to ZAR 1,995,200 (one million, nine hundred and ninety five thousand and two hundred Rand), which has been paid by the Purchaser to Caledonia;

1.1.7                 Caledonia Shares means Caledonia’s 14,847,473 (fourteen million eight hundred and forty seven thousand four hundred and seventy three) Shares, which it is selling to the Purchaser in terms of this Agreement;

1.1.8                 Claims, in relation to, respectively, each of Caledonia and Fintona, means all its claims against the Company, at the Completion Date;

1.1.9                 CMSA Shares means CMSA’s 36,365 (thirty six thousand three hundred and sixty five) Shares which it is selling to the Purchaser in terms of this Agreement;

1.1.10               CMSA ZAR Component means an amount equal to ZAR 4,800 (four thousand eight hundred Rand), which has been paid by the Purchaser to CMSA;

1.1.11               Companies Act means the Companies Act, No 71 of 2008;

1.1.12               Company means Eersteling Gold Mining Company Limited, a company registered in accordance with the laws of South Africa under registration number 1987/001814/06;

1.1.13               Completion Date means 5 (five) Business Days after the Fulfilment Date or such earlier date the Parties may agree to in writing;

Page No. 2

1.1.14               Conversion Application means the application submitted by the Company to the DMR in terms of the MPRDA in or during April 2009 under form DME 314, receipted by the DMR on 30 April 2009 (SAMREC No 711, DRM Ref No. 30/5/2/2/9154MR), for conversion of the Company’s old order mining rights, Mining Licence MR 04/2003 and Mining Licence MR 07/2003, each for gold and silver, which Conversion Application remains pending as at the Signature Date;

1.1.15               DMR means the Department of Mineral Resources;

1.1.16               Eersteling Mine means the gold mine owned by the Company situated on the Farms Vrischgewaard 33 KS, Eersteling 17 KS; Remaining Extent of Potion 2, Portion 20 of the Farm Zandrivier 742 LS, Portion of Portion 3 and the Remaining Extent of the Farm Roodepoort 744 LSJ, situated in Polokwane Magisterial District, Limpopo Province, all as more fully described and set out in the Conversion Application;

1.1.17               Environmental Claims means any claims, direct or indirect, by any party including but not limited to any Governmental Authority, arising from or relating to:

1.1.17.1	the Company being the holder of the unconverted mining right which is the subject of a pending conversion application and/or the EMP in relation to Eersteling Mine;

1.1.17.2	the Company’s conduct of operations (at any time on or prior to the Completion Date) at Eersteling Mine (including for the avoidance of doubt, all processing, rehabilitation and non-processing activities);

1.1.17.3	any acts or omissions of the Company as the holder of or arising out of any mining rights previously held by the Company in relation to Eersteling Mine; and

1.1.17.4	any environmental damage, pollution or ecological degradation resulting directly or indirectly from the Company's mining, prospecting, processing or non-mining activities in relation to Eersteling Mine (at any time on or prior to the Completion Date), and all activities incidental thereto, where the cause of action for any such claim arises (whether the claim itself is brought before, on or after the Completion Date) under any applicable law (including the MPRDA, Environmental Laws and/or the common law generally or any statute) or contract and where so ever the damage or loss giving rise to such cause of action has occurred;

1.1.18               EMP means the environmental management programme (reference number 6/2/2/68) of the Company that forms part of Eersteling Mine prior to any amendment thereto pursuant to the terms of this Agreement, insofar as it is applicable to Eersteling Mine;

1.1.19               Environmental Laws means any and all legislation (whether civil, criminal or administrative), treaties, statutory instruments, directives, by-laws, judgments, regulations, notices, orders, government circulars, codes of practice and guidance notes or decisions of any competent regulatory body or common law relating to degradation, pollution or protection of the environment which is capable of enforcement by legal process in South Africa;

Page No. 3

1.1.20               Equity Interest in relation to each Seller, means the Shares and Shareholder Claims which it holds in the Company;

1.1.21               Exchange Control means the Financial Surveillance Department of the South African Reserve Bank responsible for the administration of exchange control on behalf of the Minister of Finance or an officer of the National Treasury who, by virtue of the division of work in the National Treasury, deals with the matter on the authority of the Minister of Finance;

1.1.22               Exchange Control Regulations means the Exchange Control Regulations, 1961, as amended (including any applicable directive and rulings of Exchange Control and the National Treasury);

1.1.23               Fintona Claims means all of Fintona’s Claims which it is selling to the Purchaser in terms of this Agreement;

1.1.24               Fulfilment Date means the date of fulfilment or waiver (as the case may be) of the Suspensive Conditions;

1.1.25               Greenstone Rehabilitation Trust means the trust established to provide for the Company’s Rehabilitation Liabilities and registered in accordance with the Laws of the Republic of South Africa under Master Reference number IT994/96;

1.1.26               Health and Safety Claims means any claims arising from or relating to the conduct of operations in relation to the Mine Operations, where the cause of action for such claims arises from any Health and Safety Laws (including the common law or statute);

1.1.27               Health and Safety Laws all applicable health and safety legislation, statutes, ordinances, by-laws and regulations, including the Mine Health and Safety Act, No. 29 of 1996 (as amended) and the Occupational Health and Safety Act, No. 85 of 1993 (as amended);

1.1.28               Indebtedness means any indebtedness for or in respect of:

1.1.28.1	moneys borrowed by the Company from third parties plus any interest, fees or costs in respect of such indebtedness; and/or

1.1.28.2	any income tax, withholding tax, capital gains tax, duty, levy or other tax of whatever nature and however arising owing or payable (whether provisionally, contingently or otherwise and whether or not due) to any national, provincial, district or local municipal authority in South Africa;

1.1.29               Long Stop Date means 31 December 2018 or such other date as the Parties may agree;

1.1.30               MPRDA means the Mineral and Petroleum Resources Development Act, No. 28 of 2002 (as amended);

Page No. 4

1.1.31               National Treasury means, in relation to any matter contemplated in the Exchange Control Regulations, the National Treasury of South Africa;

1.1.32               Parties means Caledonia, CMSA, Fintona and the Purchaser, as the parties to this Agreement, and Party means any one of them as the context may require;

1.1.33               Phase II Collection Period has the meaning given to it in the Asset Sale Agreement;

1.1.34               Phase II Rock Dumps has the meaning given to it in the Asset Sale Agreement;

1.1.35               Reference Exchange Rate shall mean the ZAR to US$ exchange rate, or the US$ to ZAR exchange rate, as the case may be, as published by ABSA Bank Limited on the Fulfilment Date;

1.1.36               Rehabilitation Liabilities means the existing environmental liabilities of the Company pertaining to its mining operations in terms of its old order mining right and over the area covered by Eersteling Mine’s EMP;

1.1.37               Sale Agreement means the share sale agreement entered into between the Parties on 12 July 2016 and as amended on 18 August 2016, 19 September 2016 and 15 August 2017;

1.1.38               Sellers means Caledonia, CMSA and Fintona;

1.1.39               Shareholder Claims in relation to each Seller, means all the Seller’s claims against the Company, at the Completion Date;

1.1.40               Shares means the Company’s issued 14,883,838 (fourteen million eight hundred and eighty three thousand eight hundred and thirty eight) ordinary par value shares of ZAR 0.01 each no par value shares;

1.1.41               Signature Date means the last date on which this Agreement is signed by the Parties;

1.1.42               Suspensive Conditions has the meaning set out in clause 3.2;

1.1.43               US$ means United States Dollars, being the legal currency of the United States of America; and

1.1.44               ZAR means South African Rand, being the legal currency of the Republic of South Africa.

1.2              Interpretation

1.2.1                 Unless expressly provided to the contrary or inconsistent with the context, a reference in this Agreement to:

1.2.1.1	this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or that other agreement, document or instrument as amended, varied, novated or substituted from time to time;

Page No. 5

1.2.1.2	a clause, sub-clause or Annexure is to a clause, sub-clause or annexure to this Agreement;

1.2.1.3	a person includes any natural person, firm, company, corporation, body corporate, juristic person, unincorporated association, government, state or agency of a state or any association, trust, partnership, syndicate, consortium, joint venture, charity or other entity (whether or not having separate legal personality);

1.2.1.4	any one gender, whether masculine, feminine or neuter, includes the other two;

1.2.1.5	the singular includes the plural and vice versa;

1.2.1.6	a word or expression given a particular meaning includes cognate words or expressions;

1.2.1.7	any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day is a day that is not a Business Day, the next Business Day;

1.2.1.8	a statutory provision includes any subordinate legislation made from time to time under that provision and a reference to a statutory provision includes that provision as from time to time modified or re-enacted as far as such modification or re-enactment applies, or is capable of applying, to this Agreement or any transaction entered into in accordance with this Agreement;

1.2.1.9	the words including, include or in particular followed by specific examples shall be construed by way of example or emphasis only and shall not be construed, nor shall it take effect, as limiting the generality of any preceding words, and the eiusdem generis rule is not to be applied in the interpretation of such specific examples or general words;

1.2.1.10	the words other or otherwise shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.2.2                 All the headings and sub-headings in this Agreement are for convenience and reference only and shall be ignored for the purposes of interpreting it.

1.2.3                 A term defined in a particular clause or Annexure in this Agreement, unless it is clear from the clause or Annexure in question that application of the term is to be limited to the relevant clause or Annexure bears the meaning ascribed to it for all purposes of in this Agreement, notwithstanding that that term has not been defined in clause 1.1 and, where there is any inconsistency between any term defined in clause 1.1 and any term defined in any clause or Annexure in this Agreement, then, for the purposes of construing such clause or Annexure the term as defined in such clause or Annexure prevails.

1.2.4                 No rule of construction may be applied to the disadvantage of a Party because that Party was responsible for or participated in the preparation of this Agreement or any part of it.

Page No. 6

1.2.5                 If a definition confers substantive rights or imposes substantive obligations on a Party, such rights and obligations shall be given effect to and are enforceable as substantive provisions of this Agreement, notwithstanding that they are contained in that definition.

1.2.6                 Words and expressions defined in the Companies Act which are not defined in this Agreement, shall bear the same meanings in this Agreement as those ascribed to them in the Companies Act.

2.	Amendment and Restatement

2.1              The Parties agree that with effect from the Fulfilment Date, this Agreement amends and restates the Sale Agreement.

2.2              The rights and obligations of the Parties under the Sale Agreement will, on and from the Fulfilment Date, be governed by and construed in accordance with the provisions of this Agreement.

3.	Suspensive Conditions

3.1              The provisions of this clause 3 and clauses 1, 2 and 14 to 19 (both inclusive) shall take effect and become operative immediately upon the Signature Date.

3.2              All of the provisions of this Agreement, except for those which take effect and become operative immediately in terms of clause 3.1 above, shall be subject to the fulfilment or waiver of the following suspensive conditions (Suspensive Conditions) on or before the Long Stop Date (unless otherwise specified):

3.2.1                 that the sale of the Phase II Rock Dump (as contemplated in the Asset Sale Agreement) is concluded to the satisfaction of the Purchaser, as confirmed in writing by the Purchaser within 10 (ten) Business Days of the expiry of the Phase II Collection Period; and

3.2.2                 that the Purchaser procures funding for the payments required in terms of clauses 6.1.1 and 6.2.

3.3              The Seller may waive the Suspensive Conditions by written notice to the Purchaser.

3.4              If any of the Suspensive Conditions is not fulfilled or waived (as the case may be) on or before the Long Stop Date, then the provisions of this Agreement that are suspended shall not take effect and the provisions that have taken effect shall fall away with the exception of the provisions of this this clause 3 and clauses 1, and 14 to 19 (both inclusive) which shall survive and shall be enforceable under this Agreement, and the Sale Agreement shall continue to apply.

3.5	If the Suspensive Conditions are fulfilled or waived (as the case may be) on or before the Long Stop Date, then all the provisions of this Agreement which were suspended in terms of clause 3.2 above shall also take effect and become operative, and the whole of this Agreement shall accordingly become unconditional.

Page No. 7

3.6	The Parties shall, where it is within their respective power and control to do so, use their respective reasonable commercial endeavours to procure the fulfilment of the Suspensive Conditions as soon as possible after the Signature Date, but in any event before the Long Stop Date.

4.          SALE AND PURCHASE

4.1              Caledonia agrees to sell to the Purchaser, and the Purchaser agrees to purchase from Caledonia, upon and subject to the terms and conditions of this Agreement and as one indivisible transaction, on and with effect from the Completion Date:

4.1.1                 the Caledonia Shares, which represent 99.76% (ninety nine comma nine seven six per cent) of the Company’s issued Shares and constitute Caledonia’s entire shareholding in the Company; and

4.1.2                 the Caledonia Claims.

4.2              CMSA agrees to sell to the Purchaser, and the Purchaser agrees to purchase from CMSA, upon and subject to the terms and conditions of this Agreement and as one indivisible transaction, on and with effect from the Completion Date, the CMSA Shares, which represent 0.24% (zero comma two four per cent) of the Company’s issued Shares and constitute CMSA’s entire shareholding in the Company.

4.3              Fintona agrees to sell to the Purchaser, and the Purchaser agrees to purchase from Fintona, upon and subject to the terms and conditions of this Agreement as one indivisible transaction the Fintona Claims, on and with effect from the Completion Date.

4.4              Risk in and the benefit of Caledonia’s Equity Interest, the CMSA Shares and the Fintona Claims will pass to the Purchaser with effect from the Completion Date upon completion of all the matters to be completed under clause 7 below.

4.5              Ownership of Caledonia’s Equity Interest, the CMSA Shares and the Fintona Claims will pass to the Purchaser with effect from the Completion Date upon completion of all the matters to be completed under clause 7 below.

5.          PURCHASE PRICE

5.1	The purchase price payable by the Purchaser for Caledonia’s Equity Interest to Caledonia is the aggregate of US$ 2,999,976.54 (two million nine hundred and ninety nine thousand nine hundred and seventy six United States Dollars and fifty four cents) plus an amount equal to the Caledonia ZAR Component, of which –

5.1.1                 an amount equal to the aggregate of US$ 2,990,397.52 (two million nine hundred and ninety thousand three hundred and ninety seven United States Dollars and fifty two cents) plus an amount equal to the Caledonia ZAR Component shall be allocated as the purchase price of the Caledonia Claims; and

Page No. 8

5.1.2                 the remaining balance of US$ 9,579.02 (nine thousand five hundred and seventy nine United States Dollars and two cents) shall be allocated as the purchase price of the Caledonia Shares.

5.2	The purchase price payable by the Purchaser to CMSA for the CMSA Shares is the aggregate of the ZAR equivalent of the amount of US$ 23.46 (twenty three United States Dollars and forty six cents) (calculated in accordance with the Reference Exchange Rate) plus an amount equal to the CMSA ZAR Component.

5.3              The purchase price payable by the Purchaser to Fintona for the Fintona Claims is ZAR 1.00 (one Rand).

6.          PAYMENT

The purchase price payable by the Purchaser to Caledonia for the Caledonia’s Equity Interest, to CMSA for the CMSA Shares, and to Fintona for the Fintona Claims shall be payable to Caledonia, CMSA and Fintona, respectively, in accordance with the following provisions:

6.1	the Purchaser shall pay to Caledonia:

6.1.1	on the Completion Date, US$ 999,976.54 (nine hundred and ninety nine thousand nine hundred and seventy six United States Dollars and fifty four cents). Upon payment of the aforesaid amount, the Purchaser shall be given unfettered access to the premises for the purpose of commencing with its operations;

6.1.2	12 (twelve) months following the Completion Date US$ 1,000,000 (one million United States Dollars); and

6.1.3	18 (eighteen) months following the Completion Date, US$ 1,000,000 (one million United States Dollars),

by telegraphic transfer in same day funds into such bank account or accounts designated by Caledonia by written notice given to the Purchaser, it being recorded that the Caledonia ZAR Component has already been paid;

6.2	the Purchaser shall pay to CMSA, on the Completion Date, the ZAR equivalent of the amount of US$23.46 (twenty three United States Dollars and forty six cents) (calculated in accordance with the Reference Exchange Rate) by telegraphic transfer in same day funds to a bank account in ABSA Bank, South Africa, which shall be designated by CMSA by written notice given to the Purchaser, it being recorded that the CMSA ZAR Component has already been paid; and

6.3	on the Completion Date, the Purchaser shall pay to Fintona the sum of ZAR 1.00 in cash.

Page No. 9

7.	COMPLETION

The following matters shall be completed by the Parties at a completion meeting to be held at 11h00 on the Completion Date at the Sandton offices of Bowman Gilfillan Inc. or at such other place as the Parties may agree in writing, pursuant to the receipt by the Sellers of the purchase prices in respect of the Caledonia’s Equity Interest and the CMSA Shares respectively, following payment thereof by the Purchaser in accordance with the provisions of clause 6.

7.1              Caledonia shall deliver to the Purchaser:

7.1.1                 a written cession for the transfer of ownership of the Caledonia Shares to the Purchaser in the form attached hereto as Annexure A;

7.1.2                 the certificate(s) for the Caledonia Shares;

7.1.3                 a written cession of the Caledonia Claims in the form attached hereto as Annexure B; and

7.1.4                 a copy of the written resignation with effect from the Completion Date of each of Trevor Pearton, Steven Curtis and John Mark Learmonth as directors of the Company including an unconditional acknowledgement by the director concerned, and to the Purchaser’s reasonable satisfaction, that he has no claim against the Company for any remuneration or compensation arising out of his resignation, together with a current-dated colour copy of each such persons’ current identity document and/or passport, certified as a true copy; and

7.1.5                 all of the books, documents, records and other assets (including in particular but not limited to all statutory books, documents and files and any and all information, documents, records, samples, plans, borehole logs and other geological, geophysical and/or geostatistical information, including the original Conversion Application and related documents), in its possession or under its control; alternatively place the Purchaser in possession and control thereof wherever situated.

7.2              CMSA shall deliver to the Purchaser:

7.2.1                 a written cession for the transfer of ownership of the CMSA Shares to the Purchaser in the form attached hereto as Annexure A;

7.2.2                 the certificate(s) for the CMSA Shares.

7.3              Fintona shall deliver to the Purchaser a written cession of the Fintona Claims in the form attached hereto as Annexure B.

7.4              The Sellers shall deliver to the Purchaser copies of the following resolutions passed by the Company’s board of directors, which may be expressed as being subject to the receipt by the Sellers of the purchase prices in respect of the Equity Interests of the Sellers, and which shall be certified by a duly authorised officer of the Company as having been duly passed and as being true copies of the resolutions so passed:

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7.4.1                 a resolution approving the registration of the transfer from Caledonia to the Purchaser or its nominee for registration of the Caledonia Shares, in accordance with the written cession delivered to the Purchaser in terms of clause 7.1.1 above;

7.4.2                 a resolution approving the registration of the transfer from CMSA to the Purchaser or its nominee for registration of the CMSA Shares, in accordance with the written cession delivered to the Purchaser in terms of clause 7.2.1 above;

7.4.3                 a resolution approving the registration in the Company’s securities register of the Purchaser or its nominee as the holder of the Caledonia Shares in accordance with the approval given in terms of clause 7.4.1 above;

7.4.4                 a resolution approving the registration in the Company’s securities register of the Purchaser or its nominee as the holder of the CMSA Shares in accordance with the approval given in terms of clause 7.4.2 above;

7.4.5                 a resolution approving the issue of appropriate new share certificates to the Purchaser or its nominee for the shares registered in its name or its nominee’s name (as the case may be) in accordance with the provisions of clauses 7.4.3 and 7.4.4 above;

7.4.6                 a resolution approving the appointment with effect from the Completion Date to the Company’s board of directors of all the persons nominated by the Purchaser as its nominees for the board, as notified to the Sellers on the Signature Date, and accepting the resignations of the directors referred to in clause 7.1.4;

7.4.7                 a resolution approving the cession of the Caledonia Claims to the Purchaser or its nominee; and

7.4.8                 a resolution approving the cession of the Fintona Claims to the Purchaser or its nominee.

7.5              Notwithstanding anything to the contrary anywhere else in this Agreement the Parties agree that all the matters to be completed pursuant to this clause 7 shall be deemed to have been completed simultaneously, and that none of them shall be deemed to have been completed unless all of them have been completed.

8.	CALEDONIA’S EXCHANGE CONTROL OBLIGATIONS

Following the conclusion of the matters referred to in clause 7, the Purchaser shall authorise Caledonia to procure that the Company applies, or that Caledonia applies on behalf of the Company to the South African Reserve Bank (or one of its authorised dealers) for any Exchange Control approval required in terms of the Exchange Control Regulations for the cession by Caledonia of the Caledonia Claims (in an amount not less than the portion of the purchase price attributable to the Caledonia Claims) to the Purchaser in terms of this Agreement.

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9.	VOETSTOOTS

Subject to the provisions of clause 10, the Caledonia’s Equity Interest, the CMSA Shares and the Fintona Claims are sold and purchased “voetstoots” without any warranties, undertakings or representations of any nature whatsoever.

10.       WARRANTIES

10.1            Notwithstanding the provisions of clause 8 , each Seller warrants to the Purchaser as at the Signature Date and the Completion Date that:

10.1.1               it has requisite power and authority to enter into and perform its obligations under this Agreement;

10.1.2               this Agreement constitutes (or shall constitute when executed) valid, legal and binding obligations on it in terms of this Agreement;

10.1.3               it is the registered and beneficial owner of the Shares and the Claims sold and/or ceded by it in terms of this Agreement, and is entitled and able to give to the Purchaser title to such Shares and Claims;

10.1.4               save for the Caledonia Claims and the Fintona Claims, the Company has no other Indebtedness; and

10.1.5               at the time of its submission, the Conversion Application was valid, complete, accurate and comprehensive in all material respects and, save for the approval of the EMP and the outstanding requirement to comply with applicable black economic empowerment obligations in terms of the MPRDA, none of the Sellers is aware of any reason for it being refused and/or of any fact, matter or circumstance which will or may otherwise prevent or preclude the Conversion Application from being granted to the Company.

10.2            The Purchaser warrants to each of the Sellers that:

10.2.1               it has requisite power and authority to enter into and perform its obligations under this Agreement; and

10.2.2               this Agreement constitutes (or shall constitute when executed) valid, legal and binding obligations on it in terms of this Agreement.

11.       ENVIRONMENTAL REHABILITATION UNDERTAKINGS

11.1            The Purchaser hereby irrevocably and unconditionally undertakes to take all the steps required to progress the pending Conversion Application and not commence with any mining operations until the Company has adequately provided for the Rehabilitation Liabilities to the satisfaction of the DMR.

11.2            The Purchaser shall, as soon as possible, ensure that the Company adequately provides for the Rehabilitation Liabilities to the satisfaction of the DMR.

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11.3            The Sellers reserve the right to ask the Purchaser to procure that a back-to-back guarantee for the Rehabilitation Liabilities is issued in favour of Caledonia. The guarantee will be in a form and substance satisfactory to the Sellers and will be cancelled upon providing proof that the DMR is satisfied with the adequacy of the financial provision the Company has made for the Rehabilitation Liabilities

11.4            If the EMP is required to be amended for any reason, the Purchaser undertakes to ensure that the EMP is amended in accordance with the National Environmental Management Act, 1998 so that it incorporates the Rehabilitation Liabilities and makes the necessary changes to the environmental management commitments.

11.5            The Sellers will provide such reasonable assistance that the Purchaser may require in order to transfer the funds in the Greenstone Rehabilitation Trust to the Company’s newly established vehicle (if any) for the financial provision.

12.       ENVIRONMENTAL INDEMNITY

12.1            The Purchaser indemnifies each Seller, any of its holding companies and any subsidiary of any such holding companies, any of their subsidiaries and any of such companies' respective shareholders, directors, officers, employees and agents (the Indemnified Parties) against all and any established costs, claims, damages, awards, directives, obligations, liabilities or expenses of whatsoever nature and howsoever and wheresoever arising demonstrably suffered or incurred by any of the Indemnified Parties by virtue of:

12.1.1               any action which the Company is required to take to bring any operation into compliance with the Environmental Laws;

12.1.2               any claim from any third party for the performance or non-performance or improper performance by the Purchaser of any obligation to perform in relation to each Rehabilitation Liability as and when such Rehabilitation Liability becomes due;

12.1.3               any Environmental Claim; and

12.1.4               any Health and Safety Claim.

13.       INDIVISIBILITY

Notwithstanding anything to the contrary anywhere else in this Agreement, it shall be one indivisible agreement and accordingly if any sale and purchase transaction referred to in clause 4 above fails to take effect or is avoided, cancelled or terminated by any Party to it for any reason, or otherwise falls away for any reason, then the other sale and purchase transactions referred to in that clause shall fall away and cease to be of any further force or effect.

14.	BREACH

14.1            Each Seller shall be entitled to cancel this Agreement summarily by written notice to that effect given to the Purchaser if the Purchaser fails to pay the amounts of the purchase price payable by it to the Seller in question in terms of clause 6 and remains in default for 7 (seven) days after receiving written notice from that Seller to remedy the default.

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14.2            Should the Purchaser commit any other breach of this Agreement, the Sellers shall not be entitled to cancel it before the Completion Date unless the breach is material and cannot be remedied adequately by the payment of damages and, being such a breach, it is not remedied or is not capable of being remedied by specific performance within a reasonable time after the Purchaser receives written notice to remedy the breach.

14.3            The Purchaser shall be entitled to cancel this Agreement summarily by giving written notice to that effect to the Sellers if any of the Sellers fail to comply with any of their obligations under clause 7 and remain in default for 7 (seven) Business Days after receiving written notice to remedy the default.

14.4            Should any of the Sellers commit any other breach of this Agreement, the Purchaser shall not be entitled to cancel it before the Completion Date unless the breach is material and cannot be remedied adequately by the payment of damages and, being such a breach, it is not remedied or is not capable of being remedied by specific performance within a reasonable time after the Seller in question receives written notice from the Purchaser to remedy the breach.

14.5            Notwithstanding anything to the contrary anywhere else in this Agreement, none of the Parties shall be entitled to cancel this Agreement after the Completion Date, for any breach by any other Party, but shall always be entitled to recover any damages which it would otherwise be entitled to recover.

14.6            Notwithstanding that the Purchaser has paid the Caledonia ZAR Component and the CMSA ZAR Component to Caledonia and CMSA respectively, in the event that the Purchaser fails to pay any portion of the outstanding purchase prices in respect of the Caledonia’s Equity Interest or the CMSA Shares in terms of clause 6, then each Seller shall, in addition to the remedies available to it in terms of this clause 14, be entitled to unconditionally retain the amounts already received by it as either the Caledonia ZAR Component or CMSA ZAR Component (as the case may be), in terms of the Agreement, as a non-refundable break fee.

15.       DISPUTE RESOLUTION

15.1            In the event of any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity thereof then any Party may give written notice to the other Party/ies to initiate the procedure set out below.

15.2            The Parties may agree on the arbitration procedure and on the arbitrator and, the arbitration shall take place in accordance with the UNCITRAL Arbitration Rules in force at the time of the dispute.

15.3            The appointing authority in terms of the UNCITRAL Arbitration Rules shall be the Association of Arbitrators (Southern Africa).

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15.4            Unless agreed otherwise the arbitration shall be administered by the Parties.

15.5            The number of arbitrators shall be 1 (one).

15.6            The place of arbitration shall be Sandton, South Africa.

15.7            Nothing in this clause 15 shall preclude any Party from seeking interim and/or urgent relief from a Court of competent jurisdiction and to this end the Parties hereby consent to the jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg.

16.       ANNOUNCEMENTS AND CONFIDENTIALITY

16.1            Subject to clause 16.2, no Party shall make any announcement or statement about this Agreement or its contents without first having obtained the other Parties’ prior written consent to the announcement or statement and to its contents, provided that such consent may not be unreasonably withheld.

16.2            The provisions of clause 16.1 do not apply to any announcement or statement which any of the Parties is obliged to make in terms of the Companies Act or any other law or enactment, or the Listings Requirements of the JSE Ltd or the rules and regulation of any other stock exchange or any other regulator having jurisdiction, provided that the Party in question shall consult with the other Parties before making any such announcement or statement.

16.3            Each Party shall at all times keep in confidence any confidential information of the other Parties that it may acquire for the purposes of or in connection with this Agreement and shall not use or permit the use of such information for any other purpose and shall not disclose such information to any third party.

16.4            The Parties also agree, subject to the provisions of clause 16.2 above, to keep the existence and contents of this Agreement confidential between themselves, and each Party accordingly undertakes to the other Parties not to disclose the existence or any of the contents of this Agreement to any third party, without the prior written consent of the other Parties.

16.5            Each of the Parties shall use reasonable endeavours to procure that its officers, employees and agents observe a corresponding obligation of confidence to that set out in clauses 16.3 and 16.4 above.

17.       GENERAL

17.1            Communications between the Parties

All notices, demands and other oral or written communications given or made by or on behalf of any of the Parties to any other Party shall be in English or accompanied by a certified translation into English.

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17.2            Remedies

Subject to the provisions of clause 15 above, no remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, by statute or otherwise. Each remedy is cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, by statute or otherwise. The election of any one or more remedies by any of the Parties does not constitute a waiver by such Party of the right to pursue any other remedy.

17.3            Entire Agreement

17.3.1               This Agreement constitutes the entire agreement between the Parties in regard to its subject matter.

17.3.2               No Party shall have any claim or right of action arising from any undertaking, representation or warranty not included in this Agreement.

17.4            Variations

No agreement to vary, add to or cancel this Agreement shall be of any force or effect unless recorded in writing and signed by or on behalf of all of the Parties.

17.5            No Waiver

17.5.1               A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and is not deemed a waiver of any subsequent breach or default.

17.5.2               A failure to exercise or a delay by a Party in exercising any right or remedy provided under this Agreement or by law does not constitute a waiver of that or any other right or remedy, nor does it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law prevents or restricts the further exercise of that or any other right or remedy.

17.6            Survival of Rights, Duties and Obligations

Termination or expiry of this Agreement for any cause does not release any Party from any liability which at the time of termination or expiry has already accrued to such Party or which thereafter may accrue in respect of any act or omission prior to such termination or expiry.

17.7            Severance

If any provision of this Agreement that is not material to its efficacy as a whole is rendered void, illegal or unenforceable in any respect under any law of any jurisdiction, the validity, legality and enforceability of the remaining provisions are not in any way affected or impaired thereby and the legality, validity and unenforceability of such provision under the law of any other jurisdiction are not in any way affected or impaired.

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17.8            Assignment

Save as permitted by the provisions of this Agreement, no Party may cede any of its rights or delegate any of its obligations under this Agreement.

17.9            Counterparts

This Agreement may be signed in any number of counterparts. Each counterpart is an original and all counterparts taken together constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

17.10         Applicable law

This Agreement is governed by and shall be construed in accordance with the laws of South Africa.

17.11         Rights of Third Parties

This is an agreement between the Parties only and no rights are stipulated for the benefit of any third party.

17.12         Set-off

Each Party waives and relinquishes any right of set-off or counterclaim, deduction or retention which it might otherwise have in respect of any payment which it may be obliged to make or procure to be made to another Party pursuant to this Agreement or otherwise.

18.	ADDRESSES FOR LEGAL PROCESSES AND NOTICES

18.1	The Parties choose for the purposes of this Agreement the following addresses, and email addresses:

18.1.1.1	Caledonia	4th Floor
No. 1 Quadrum Office Park
Constantia Boulevard
Floracliffe
Email address: scurtis@caledoniamining.com
Marked for the attention of Steve Curtis

18.1.1.2	CMSA	4th Floor
No. 1 Quadrum Office Park
Constantia Boulevard
Email address: scurtis@greenstone.co.za
Marked for the attention of Steve Curtis

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18.1.1.3	Fintona	4th Floor
No. 1 Quadrum Office Park
Constantia Boulevard
Email address: scurtis@greenstone.co.za
Marked for the attention of Steve Curtis

18.1.1.4	Purchaser	9th Floor Sinosteel Plaza
159 Rivonia Road
Sandton
2196
Email address: adriansinovich@gmail.com
Marked for the attention of Adrian Sinovich

18.2          Any legal process to be served on any of the Parties may be served on it at the address specified for it in clause 18.1 and it chooses that address as its domicilium citandi et executandi for all purposes under this Agreement.

18.3          Any notice or other communication to be given to any of the Parties in terms of this Agreement is valid and effective only if it is given in writing, provided that any notice given by email is regarded for this purpose as having been given in writing.

18.4         A notice to any Party which is sent by registered post in a correctly addressed envelope to the address specified for it in clause 18.1 is deemed to have been received within 7 days from the date it was posted, or which is delivered to the Party by hand at that address is deemed to have been received on the day of delivery, provided it was delivered to a responsible person during ordinary business hours.

18.5         Each notice by email to a Party at the email address specified for it in clause 18 is deemed to have been received within 4 hours of transmission if it is transmitted during normal business hours of the receiving Party or within 2 hours of the beginning of the next business day at the destination after it is transmitted, if it is transmitted outside those business hours.

18.6	A notice to any Party which is sent by overnight courier in a correctly addressed envelope to the address specified for it in clause 18 is deemed to have been received on the business day following the date it is sent.

18.7	Notwithstanding anything to the contrary in this clause 18, a written notice or other communication actually received by any Party is adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.

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18.8            Any Party may by written notice to the other Party change its address or email address for the purposes of clause 18 to any other address (other than a post office box number) provided that the change will become effective on the day following receipt of the notice.

19.	COSTS

19.1            Each Party shall pay its own costs incurred by it to its attorneys and other professional advisers for the preparation and signing of this Agreement and its Annexures.

19.2            The Purchaser -

19.2.1               shall be liable for the securities transfer tax levied in respect of the transfer of the Caledonia Shares and the CMSA Shares under this Agreement; and

19.2.2               undertakes, within 30 (thirty) days of the Completion Date, to inform the Company of the transfer to it of the Caledonia Shares and the CMSA Shares and, if applicable, to reimburse to the Company any securities transfer tax referred to in clause 19.2.1 paid on its behalf by the Company.

20.       Conversion Application

Caledonia and CMSA agree for a period of 6 (six) months following the Completion Date to provide reasonable assistance to the Purchaser and the Company in relation to the Conversion Application, provided that the aforegoing obligations shall not require (i) any monetary or other financial contribution from either Caledonia or CMSA including, without limitation, with respect to any studies, assessments or rehabilitation funding required for the purposes of the Conversion Application, (ii) the incurring by Caledonia or CMSA of any costs or expenses (other than the cost of the time of its own employees and/or executives), or (iii) any input or obligation in respect of the broad-based black economic empowerment requirements for the Conversion Application.

21.       Pledge

The Parties hereby record that Caledonia, CMSA and the Purchaser entered into a cession and pledge agreement on 16 August 2017 as security for the transfer of the Caledonia’s Equity Interest and the CMSA Shares to the Purchaser pending the payment of the full amount of the purchase price.

[Signature page follows]

Page No. 19

SIGNED at _________________ on this the _________ day of _____________20__.

For and on behalf of CALEDONIA MINING CORPORATION PLC ____________________________ Signatory: Capacity: Who warrants his authority hereto

SIGNED at _________________ on this the _________ day of _____________20__.

For and on behalf of CALEDONIA MINING SOUTH AFRICA PROPRIETARY LIMITED ____________________________ Signatory: Capacity: Who warrants his authority hereto

SIGNED at _________________ on this the _________ day of _____________20__.

For and on behalf of FINTONA INVESTMENTS PROPRIETARY LIMITED ____________________________ Signatory: Capacity: Who warrants his authority hereto

SIGNED at _________________ on this the _________ day of _____________20__.

For and on behalf of SH MINERAL INVESTMENTS PROPRIETARY LIMITED ____________________________ Signatory: Capacity: Who warrants his authority hereto

Page No. 20

ANNEXURE A
FORM OF CESSION OF SHARES

We, [●], a company duly registered and incorporated in accordance with the laws of [●] with registration number [●] (the TRANSFEROR)

do hereby transfer all our rights of ownership in:

[●] ([●]) ordinary shares (Share Certificates No: [●])

in EERSTELING GOLD MINING COMPANY LIMITED, a company duly registered and incorporated under the laws of South Africa with registration number 1987/001814/06 to: [●], a company duly registered and incorporated under the laws of [●] with registration number [●] (the TRANSFEREE)

SUBJECT to the conditions upon which we hold the shares at the date hereof.

The consideration for the said transfer and cession is [●] ([●])

SIGNED at ________________________________ on ________________________________ 2018.

___________________________________________

For: [●]

Name: [●]

Capacity: [●]

The TRANSFEREE accepts transfer of the said shares on the abovementioned conditions.

SIGNED at ________________________________ on ________________________________ 2018.

__________________________________________

For: [●]

Name: [●]

Capacity: [●]

Page No. 21

ANNEXURE B
FORM OF CESSION OF CLAIM(S)

We, [●] (the CEDENT)

do hereby transfer and cede, with effect from Completion, the [●] Claims,

to: [●] (the CESSIONARY).

Words and expressions defined in the share sale agreement dated 12 July 2016, as amended from time to time, entered into between, inter alios, the Cedent and the Cessionary, in terms of which the Cedent sells all of its shares in and claims against Eersteling Gold Mining Company Limited (registration number 1987/001814/06) to the Cessionary, on the terms and subject to the conditions contained therein (the Agreement), and not defined in this cession, shall have the same meanings in this cession as those ascribed to them in the Agreement.

SIGNED at ________________________________ on ________________________________ 2018.

___________________________________________

For: [●]

Name: [●]

Capacity: [●]

The CESSIONARY hereby accepts the cession of the [●] Claims as described above on the conditions set out in the Agreement.

SIGNED at ________________________________ on ________________________________ 2018.

__________________________________________

For: [●]

Name: [●]

Capacity: [●]